EXHIBIT 99.2

ANALYSTS INTERNATIONAL
Fourth Quarter Conference Call
February 27, 2007
9:30 a.m. CT

Mike LaVelle:

Good morning and welcome to the Analysts International Fourth Quarter and year-end conference call. Joining me this morning is Dave Steichen, our Chief Financial Officer. Before we get into the discussion of the actual results, I would like to discuss recent events and our plans for the future.

As you know, on February 14th Jeff Baker resigned his position as President and CEO and I was named by the Board to assume the position of interim President and CEO.

Many of you know me from my tenure on the Board and through my holding a variety of management positions with the company, most recently as CEO in 2005. While I bring a thorough understanding of the business and will work very hard to help turn the company around, it is not my intent to remain in the position of President and CEO, and together with the Board, we have begun the process of searching for a new President and CEO who is both seasoned and well qualified.

It became clear in the last few quarters that the performance of the company needed to be improved and required decisions that would return the company to profitability. This past November, in recognition of the need to evaluate various business improvement initiatives, we engaged Alliance Management, a Minneapolis-based national business consultancy. They have been analyzing our existing business model and are assisting us in identifying those business strategies and operating disciplines that are needed to enable us to revitalize our operations. That process is now well along and we anticipate that by the end of March we will have clearly outlined those actions that are needed to restore the company to profitability while enhancing shareholder value. It is my intent to share those details with you on our first quarter conference call and to provide you with updates on our progress throughout the balance of the year.

Our company is sound, with a firm position in the IT staffing business. We have committed people - our greatest asset. Our management is focused on the many opportunities that we see on the horizon and we are prepared to make the tough decisions that will enable us to fulfill our profit objectives. We have a base of Fortune 1000 clients and a management team that can carry out a revised business plan and is committed to the long term health and growth of the company.

Admittedly, we have lost ground to the competition and we have not acted fast enough in the light of changing industry conditions. We are convinced that we will be able to rectify this situation. It will not be an easy task, but it is one we are capable of and it is essential for the overall health of the business.

I would like to thank our shareholders for your patience and want to assure you that my goal is to deliver consistent earnings (quarter after quarter,) while growing the business. As we succeed in this effort, I believe our valuation will improve and options and opportunities for further increasing shareholder value will be available. I hope that you will give us the opportunity to demonstrate that we can substantially improve the performance of the company over the next few quarters.

I would also like to address the issue of guidance. As you know, we have consistently provided guidance for the forthcoming quarter. At least for this quarter, until we have better insight into our operations, we will not be providing guidance. The first quarter will include some special charges, which have not been quantified. We are entering a period of change and that brings with it some uncertainty. So, we don’t want to issue guidance and then revise it; our intent will be to resume guidance when we have made our strategic decisions and begun the realignment of our operations.

I know that many of you will have follow up questions regarding my remarks and I will be pleased to answer them after we have reviewed last quarter’s performance.

I will now turn it over to Dave Steichen to discuss our fourth quarter performance.

Dave…

Dave Steichen:

Thank you, Mike.

As stated in our press release earlier today, total revenue for the fourth quarter was $86.8 million, up from $85.9 million in the fourth quarter of 2005. During the fourth quarter, three of our clients delayed projects representing over three million dollars of product revenue, causing us to slightly miss our previous revenue guidance. We expect these projects to begin during the first quarter of 2007.

From a profitability standpoint, our fourth quarter resulted in a net loss of $(534,000) or ($.02) per share. This compares to a net income of $.04 per share during the fourth quarter of 2005.

Fourth quarter direct revenue, which excludes product and subsupplier revenue was $64.5 million, compared to $65.8 million for the comparable quarter last year.

During the fourth quarter, our average bill rates increased slightly compared to the fourth quarter of 2005. In addition, the average gross margin on our direct business offerings, excluding product sales, increased to 21.1% during the fourth quarter. This compares to 20.4% in the third quarter of 2006, and 20.6% for the full year of 2006.

We are intensely focused on improving the gross margin of our direct service business. We began to see the benefit of this focus late in the third quarter and are pleased with the progress shown in the fourth quarter. Our gross margin improvement efforts are focused in three areas: i) improving the pricing practices in our core staffing business by aligning compensation plans around gross margin, ii) better managing the mix of our staffing business, and iii) tightly managing our utilization in the solutions business.

While we are pleased with the results of our margin improvement efforts over the last two quarters, we recognize that we lag the industry in this area. We believe further improvement in this area is not only necessary, but by continuing to focus on the areas I just described, it is achievable.

Product revenue during the fourth quarter was $7.5 million, compared to $8.5 million in the comparable quarter of 2005. As indicated, product revenue was lower than expected in the fourth quarter as a number of large projects in the pipeline were delayed by our clients. These projects are expected to begin in the first quarter of 2007.

Fourth quarter subsupplier revenue was $14.7 million, compared to $11.6 million in the comparable quarter last year. The growth of this revenue item is the result of increased subsupplier activity in our national accounts and the addition of a large Managed Services account in October 2006.

At the end of the fourth quarter, excluding consultants billing through us as Subsuppliers and nurses billing through our medical staffing subsidiary, total company headcount was about 2,680. Billable technical headcount dropped by 93 during the fourth quarter. While some drop off in staffing headcount is normal during the fourth quarter, we also cut back on our headcount in the solutions practices during the fourth quarter to better manage our utilization in those practices. Billable headcount continues to represent 86% of our total staff.

Our fourth quarter SG&A expense amounted to $14.7 million or 17.0% of total revenue. This is consistent with the third quarter and up $1.1 million from the comparable quarter one year ago. As discussed in our previous calls, during the fourth quarter, we continued to make investments where we believed they would result in long-term revenue growth. During the first quarter, we expect to review the investments we are making and may take certain actions to reduce SG&A expense for the remainder of 2007.

For the quarter we reported EBITDA of $493,000. This compared to adjusted EBITDA of $450,000 reported last quarter.

We recorded no income tax benefit associated with our fourth quarter loss.

For the full year of 2006, we recorded total revenue of $347 million and a net loss of $1.1 million. This compares to total revenue of $322 million and a net loss of $17.7 million, including $14.9 million of special charges, recorded in 2005.

From a balance sheet perspective, our Accounts Receivable balance of $64.2 million at the end of the fourth quarter was down significantly compared to $71.6 million reported at the end of the third quarter and $67.0 million reported in December 2005.

Days sales outstanding of 69 days compared favorably to 74 days at the end of the third quarter and 71 days in December 2005. During the first quarter of 2006, our outstanding accounts receivable balance grew considerably as a result of certain transitional billing issues on our largest account and significant customers asking for and receiving longer payment terms. While we are pleased with our efforts to work through these issues and reduce our DSO during the fourth quarter, further improvement is not expected to be significant given our current mix of clients and their payment terms.

Working capital of $28.8 million was up from $28.3 million at the end of the third quarter.

We finished the quarter with only $2.7 million of outstanding debt, down from $11.4 million at the end of the third quarter. This significant decline in outstanding debt was primarily due to the timing of our bi-weekly payroll and the significant improvement in accounts receivable collections. Our credit facility had total availability of $37.3 million at the end of the quarter, leaving us with unused capacity of $34.6 million. The level of available borrowings under this facility will continue to fluctuate as our receivables collateral base fluctuates. This line of credit is available for our use as growth and other business opportunities call for working capital and other investments. We believe our unused credit facility can support the operating needs of our company.

As we move into the first quarter of 2007, we expect to continue our focus on gross margin improvement and we believe meaningful improvement in this area is possible.

Also we expect to take actions during the first quarter to increase the productivity in our staffing services, allowing us to put more people to work and drive higher revenue. In addition, we will attempt to reduce SG&A expenses where possible. The specifics of these productivity and expense management actions are not yet known, but given they will occur late in the first quarter, they are unlikely to have a significant impact on first quarter results.

Finally, as a result of expenses related to Mr. Baker’s departure and other anticipated changes, we expect to record special severance related charges during the first quarter.

With that I’ll turn the call back over to Mike.

Mike LaVelle:

Thanks Dave. We will now take your questions.

I’ll close by saying that again I want to thank our shareholders for their patience. And I also want to thank the many dedicated employees who have sustained our company and who provide the talent, commitment, and the energy that are needed for our success in this market.